For Immediate Release	CONTACT:	Kris Kagel JCPR (973) 850-7312 kkagel@jcprinc.com

LADENBURG THALMANN TO ACQUIRE SECURITIES SERVICE NETWORK

Nationally-Recognized Independent Broker-Dealer and Advisory Firm Headquartered in Knoxville,
Tennessee to Join the Ladenburg Enterprise

Transaction Adds $115 Million in Revenue, Approximately 450 Independent Financial Advisors and $13
Billion in Client Assets

Ladenburg’s Independent Brokerage and Advisory Network Will Have Approximately 4,000 Independent
Financial Advisors, $125 Billion in Client Assets and Approximately $1.1 Billion in Revenue Upon
Closing of Pending Acquisitions

Miami, FL—September 22, 2014—Ladenburg Thalmann Financial Services, Inc. (NYSE MKT: LTS, LTS PrA) (“Ladenburg”), a publicly-traded diversified financial services company, announced today it has signed a definitive agreement to acquire Securities Service Network, Inc. (“SSN”), a leading independent broker-dealer, registered investment advisor and insurance agency based in Knoxville, TN.

Under the terms of the acquisition, Ladenburg will pay $45 million, consisting of a $25 million cash payment and $20 million of four-year notes. This transaction is part of Ladenburg’s ongoing strategy to strengthen its position as an industry-leading network of independent brokerage and advisory firms and its market share in the industry.

Founded in 1983, SSN has approximately 450 financial advisors, registered representatives and insurance agents spread across the nation. The firm has approximately $13 billion in client assets and generated revenues of approximately $115 million for the 12 months ended June 30, 2014. When the acquisition is completed, SSN President and Chief Executive Officer Wade Wilkinson and the other members of the SSN management team will continue to operate SSN as a stand-alone business from its present headquarters in Knoxville.

Following the completion of the SSN acquisition and Ladenburg’s pending acquisitions of KMS Financial Services, Inc. and assets of Sunset Financial Services, Inc., Ladenburg’s network of independent brokerage and advisory firms will consist of approximately 4,000 financial advisors with $125 billion of client assets, and Ladenburg will have annual revenues of approximately $1.1 billion.

“This acquisition further underscores Ladenburg’s commitment to the independent brokerage and advisory industry, which we believe is one of the sweet spots of the financial services industry,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg and its principal shareholder. “SSN’s culture, emphasizing support for the success of its advisors and clients, makes it a natural fit for what we are building at Ladenburg.”

“We admire SSN’s growth over the past three decades, and its commitment to help clients reach their financial goals by providing objective financial advice and sophisticated investment and insurance products,” said Richard Lampen, President and CEO of Ladenburg Thalmann. “Like all members of the Ladenburg Thalmann family, SSN will keep the caring, relationship-oriented culture that has defined it while obtaining access to a wide variety of products and services to remain competitive, meet the changing needs of clients and grow over the long term.”

“We are committed to the welfare of each and every one of our clients because we consider them friends and neighbors. Ladenburg enables us to maintain this philosophy while providing the products, services and technology we need to grow,” said Mr. Wilkinson, SSN’s President and CEO. “Our existing culture, where entrepreneurial advisors can thrive in the business of helping clients achieve their goals, has led to national recognition and many client relationships that extend to multiple generations. We are proud to have reached this level of maturity, and look forward to continuing along this path with tools and support from Ladenburg.”

In addition to leveraging the financial resources and strength that Ladenburg possesses as an established public company, SSN advisors will be able to access Ladenburg’s industry-leading product and service offering which it makes available to its network of advisors, including: wealth management services through Ladenburg Thalmann Asset Management, investment banking and capital markets resources, institutional-quality equity research, a fixed-income trading desk, specialized point-of-sale support for life insurance products through Highland Capital Brokerage, and advisor-friendly trust services through Premier Trust.

SSN’s dedication to developing partner relationships with its advisors and clients has earned it the coveted distinction of being included in Inc. magazine’s Inc. 500 Hall of Fame. SSN has also been recognized by REP. magazine as one of the Top Ten Independent Broker-Dealers, based on advisor reviews. In addition, SSN was listed in Financial Advisor magazine as one of the friendliest broker-dealers to independent RIAs, and has been consistently ranked among Financial Planning magazine’s FP 50.

Ladenburg’s acquisition of SSN is expected to close later this year or early 2015, and is subject to regulatory approval and other customary closing conditions. The transaction does not require approval by Ladenburg shareholders. Graubard Miller acted as legal counsel for Ladenburg for the acquisition, and Bass, Berry & Sims PLC served as counsel for SSN.

About Ladenburg Thalmann

Ladenburg Thalmann Financial Services, Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc. and Investacorp, Inc. as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management, Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co., Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures and leadership. For more information, please visit www.ladenburg.com.

About Securities Service Network

Securities Service Network, Inc. (SSN) was established in 1983 as one of the nation’s first fee-based, independent broker-dealers. The firm’s business revolves around integrity, respect, professionalism, teamwork and enthusiasm for helping others. These core values have enabled SSN to create a culture where independent, community-oriented investment advisors who take a personal interest in their clients’ success are encouraged to thrive.

SSN is based in Knoxville, Tennessee, and is a member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC). For more information, please visit www.ssnetwork.com.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, future investments in SSN’s business and future synergies. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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